GENÈVE INTERNATIONAL CORPORATION & OMEGA COMMERCIAL FINANCE CORPORATION
PURCHASE & OPTION AGREEMENT

This Agreement is dated as of March 14, 2014 between John F. Ryan and Daniel F. Fitzpatrick who together own 100% of the common stock of **Genève International Corporation** a California Corporation located at 111 Long Wood Avenue, Lakeway Texas 78734 herein as (the "Sellers"); and **Omega Commercial Finance Corporation** a Wyoming Corporation located at 1000 5th Street Suite 200 Miami Beach, FL 33139 (the "Buyer") regarding the sale and purchase of Twenty-Four Percent (24%) of Genève International Corporation, a California Corporation ("the Company") and irrevocable option to purchase the remaining Seventy Six Percent (76%) when and if approved by FINRA.

WHEREAS, Sellers are the owners of all the outstanding common stock of the Company; and

WHEREAS, Sellers wish to sell and Buyer wishes to purchase Twenty-Four percent (24%) of the stock and interest with an option to purchase the remaining Seventy-Six percent (76%) in the future, if and when approved by FINRA on the terms and conditions set forth below.

WHEREAS, All parties intend to facilitate the purchase that comprises of the acquisition of the Company, a fully licensed broker dealer facilitated through a Purchase and Option Agreement that has a cash consideration value of Seventy Thousand Dollars ($70,000).

WHEREAS, The Buyer shall compensate the Sellers Sixteen Thousand Eight Hundred Dollars ($16,800) upon signing of the agreement and Fifty Three Thousand Two Hundred Dollars ($53,200) upon final approval by FINRA.

WHEREAS, Buyer upon signing of this agreement shall advance a onetime non-refundable payment of Sixteen Thousand Eight Hundred Dollars ($16,800) for the acquisition of 24% minority ownership interest of the Company to the designated "3rd Party Escrow Agent" and such transaction shall be deemed the 1st closing.

WHEREAS, In the event the Sellers terminate this agreement for any reason excluding breach of contract by the Buyer prior to the final payment due by Buyer, the TWENTY FOUR percent (24%) percent or Sixteen Thousand Eight Hundred Dollars ($16,800) must be returned in full to Buyer, and Buyer shall no longer retain 24% minority interest of the Company

WHEREAS, Buyer shall pay Ten Thousand Dollars ($10,000) to John Busacca, the broker, as commission for facilitating the acquisition transaction.

WHEREAS, Buyer pursuant to the Continuing Membership Application ("CMA") approval shall change the name of Genève International Corporation.

WHEREAS, Sellers immediately upon signing of this Agreement shall file a Form BD notifying FINRA specifying OMEGA has acquired Twenty-Four percent (24%) minority ownership interest of Genève International Corporation, and upon receipt of this notification by FINRA, the aforementioned cash shall be released from escrow to Sellers.

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WHEREAS, The Buyer and the Company shall escrow a percentage of the profits earned pursuant to the 1st closing of the acquisition for minority ownership interest of the Company until and upon the final closing and FINRA approval for the remaining Seventy-Six percent (76%) ownership interest.

WHEREAS, During this Continuing Membership Application approval period, profits earned by business transactions generated by the Buyer as facilitated through the Company shall be allocated 30% of the profits to the Company and 70% of the profits to the Buyer.

WHEREAS, During this CMA approval period, profits earned by business transactions generated by the Company shall be allocated 10% to the Buyer and 90% to the Company. These profits shall be escrowed until and upon FINRA approval and final closing for the Buyer's 100% ownership interest in the Company.

WHEREAS, At such time of FINRA approval and the final closing for 100% ownership interest, Buyer shall have negotiated and agreed upon a payout schedule with the management of the Company.

NOW, THEREFORE, for good and valuable consideration and of the mutual covenants set forth herein, it is agreed as follows:

SALE OF GENÈVE INTERNATIONAL CORPORATION

On the 1st Closing Date the Sellers will convey and transfer the stock to *Nummi & Associates, P.A.(the "Escrow Agent"), whose address is located at 8728 Winsome Way, Land O' Lakes, Florida* with such stock constituting all twenty four percent (24%)of the issued and outstanding stock of the Company. The withdrawal of payment with clearing agencies and banks shall take place simultaneously with Buyer's infusion of requisite regulatory net capital, which will occur after being approved by FINRA and prior to the commencement of business by the Buyer. The Sellers will retain all such assets and the Buyer acknowledges that it has no claim to such assets until the final closing has commenced.

PURCHASE PRICE

The Purchase Price for the entire 100% of the Sellers' ownership interest is valued at Seventy Thousand Dollars ($70,000). Furthermore, the Twenty Four percent (24%) or Sixteen Thousand Eight Hundred Dollars ($16,800) will be released immediately upon the written verification to Buyer that the Form BD has been filed with FINRA and all other appropriate regulatory agencies notifying that OCFN has acquired 24% minority ownership of the Company.

CLOSING DATES

The 1st Closing Date shall occur on or before March 18th, 2014 or any such other date as the Parties agree at the office of **Nummi & Associates, P.A.(the "Escrow Agent"), whose address is located at 8728 Winsome Way, Land O' Lakes, Florida** The closing shall be accomplished by mail and telephone. On the day before the 1st Closing, TWENTY FOUR percent (24%) of the Purchase Price herein will be paid per the following: TWENTY FOUR percent (24%) or Sixteen Thousand Eight Hundred Dollars ($16,800) will be deposited with the Buyer's Attorney, (i) Ten Thousand Dollars ($10,000) shall be paid to John Busacca, the broker, for facilitating the acquisition transaction, (ii) Buyer will immediately release the Sixteen Thousand Eight Hundred

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Dollars ($16.800) to the Sellers upon written verification that the Form BD is filed and upon receipt of 24% of the Company's shares. The Sellers shall convey 24% of the stock of the Company to the Buyer's attorney prior to the 1st closing with the remaining Seventy Six percent (76%) of the Company's shares retained by the Sellers and upon such time the Buyer's request to deposit the remaining Seventy-Six percent (76%) of the shares with the Buyer's attorney for the 2nd Closing. In addition, upon approval by FINRA for the change in 100% ownership/management, the second payment authorized to the Sellers in the amount of Fifty Three Thousand and Two Hundred Dollars ($53,200) as the final payment to the Company therein referenced as the 2nd Closing will be conveyed.

BUYER'S OBLIGATION

The Buyer pursuant to the 1st Closing Date will file with FINRA all required documentation to obtain approval by FINRA to purchase the remaining Seventy-Six percent (76%) of the Company and to assume 100% ownership/management of the Company. Pursuant to the Continuing Membership Application approval, the Buyer shall execute a name change. The Buyer agrees current management shall remain in place until the 2nd closing and final approval and at such time Buyer and the Sellers shall negotiate and agree upon either retaining or replacing the current management. Buyer agrees to maintain the current management as independent contractors for Three Thousand Dollars ($3,000) per month each for the licensed 24 and licensed 27 until such time as FINRA approval is received and the Buyer acquires 100% ownership. Paul Abbondante, CFO, will be retained as the licensed 27 and John F. Ryan, President, as the licensed 24 until the 2nd closing and or FINRA approval of any changes in equity or management. Buyer also agrees to the following:

(i) The Buyer upon signing of this agreement shall deposit with Buyer's Attorney, TWENTY FOUR percent (24%) or Sixteen Thousand Eight Hundred Dollars ($16,800) that represents 24% ownership interest of the Company.

(ii) In the event the Sellers terminate this agreement for any reason excluding breach of contract by the Buyer prior to the final payment due by Buyer, the TWENTY FOUR percent (24%) percent or Sixteen Thousand Eight Hundred Dollars ($16,800) must be returned in full to Buyer, and Buyer shall no longer retain 24% minority interest of the Company.

(iii) The Buyer is required upon final approval of FINRA to remit the Fifty Three Thousand and Two Hundred Dollars ($53,200.00). In the event Buyer does not receive final approval or decides to not exercise its right to purchase the remaining 76%, the Sellers shall retain the Sixteen Thousand Eight Hundred Dollars ($16,800) and Buyer shall retain the 24% ownership interest in the Company.

(iv) The Buyer shall issue S-8 stock to John Ryan and Paul Abbondante based solely on the evaluation of their performance and at the sole discretion of the Buyer pursuant to either the 1st or 2nd closing on a yearly basis, only if they accept and are assigned positions as affiliated board members of Omega Capital Markets Advisory Board.

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(v) Buyer shall be responsible for any increased Broker Dealer net capital requirement not to exceed Twenty Thousand Dollars ($20,000) to support any additional new lines of business pursuant to the 1st Closing. The Company, prior to FINRA approval and the Buyer having 100% ownership must approve any and all new lines of business at its sole discretion. This can be funded with the deposit of cash as determined and at the sole discretion of Buyer.

(vi) Upon the Buyer acquiring 100% ownership interest and in the event the current compliance officer is not sufficiently capable, willing, or qualified to manage the compliance of the future increase in Registered Reps, the Buyer with the assistance of the Sellers' management shall hire a qualified Compliance Officer to replace the current Company designated compliance officer.

SELLERS' OBLIGATION

On the 1st Closing Date, or one business day thereafter, the Sellers will immediately prepare and file an amended Form BD with the SEC and FINRA for the change of Twenty-Four percent (24%) in ownership of the Company and indicate that the present management will be retained and stay in charge to assist Buyer in preparing for a transition in ownership and possible management when and if approved by FINRA. Sellers represent and warrant to Buyer the following on the date hereof which representations shall continue to be true on the closing date:

(i) Genève International Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has all the requisite corporate power and authority to own and operate its properties and to carry on business as it is now being conducted or has conducted in the past and is qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its properties, assets, or business require such qualification and in which the failure to qualify could have a material adverse effect on its business.

(ii) On the 1st Closing date, the Company will have its debts and assets revealed to Buyer as listed in appendix I attached to this agreement and the Twenty-Four percent (24%) of stock conveyed to the Buyer. The Company shall also facilitate the process of changing the name of Genève International Corporation upon CMA approval.

(iii) The Company shall escrow 10% of the net profits from business transactions generated by the Company with designated 3rd Party Escrow Agent described herein pursuant to the 1st closing for the acquisition of 24% minority ownership interest of Genève International Corporation. Upon the final closing and FINRA approval for the remaining Seventy-Six (76%) ownership interest, the escrowed net profits shall be released to Buyer. Prior to final closing and FINRA approval, Buyer and Sellers shall have negotiated a payout schedule as agreed upon by management.

(iv) The current individual(s) shall continue in their management positions as independent contractors each for Three Thousand Dollars ($3,000) per month for the licensed 24 and licensed 27 until such time as FINRA approves the Buyer for 100% ownership. Upon Buyer acquiring 100% ownership of the Company, Buyer shall determine who is appropriate to replace or retain as current

management. Pursuant to the 1st Closing the existing management of the Company shall maintain the current back office and management responsibilities for operating, managing, and administrating all compliance and regulatory requirements to maintain in good standing with the SEC as well as the Company's current good standing status with FINRA.

(v) Genève International Corporation is duly licensed, and in good standing as a Broker/Dealer with (1) the Securities and Exchange Commission, (2) Financial Industry Regulatory Association (3) the State of California, and (4) the SIPC.

(vi) Genève International Corporation is also currently authorized for the following lines of business: (i) underwriting or selling group participant (ii) broker dealer selling corporate debt securities (iii) real estate syndicator (iv) investment banking activities (v) private placement of securities (vi) and registered to do business in NY, CA, and TX

(vii) The Company has all permits, licenses, and authorization required by any government authority or agency for the conduct of the current business. In addition, the Company will be responsible for all costs due related to the Firm Renewal Fees for 2014 and must be paid immediately from the Buyer's 1st payment proceeds pursuant to the Buyer's receipt of being notified in writing that the Form BD has been filed. The Company is registered in good standing with the Securities and Exchange Commission (SEC) as a Broker/Dealer pursuant to the Securities Exchange Act of 1934 and each jurisdiction which requires such registration or qualification in with its business and is a member in good standing with the Financial Industry Regulatory Association and the Securities Industry Protection Corp. and has fully complied with all regulatory bodies and any other industry, government, or trade organization required by law for the conduct of its present businesses.

(viii) The Company represents that the tax filings and any and all regulatory filings are up to date and accurate. In the event any refiling fees associated with the filings as noted herein are due, payment shall be the responsibility of the Company and paid from the cash proceeds issued by the Buyer upon the 1st closing.

(ix) The Company, on the 2nd Closing Date, will be operating in full compliance with laws, rules and regulations of the regulatory agencies having jurisdiction over it. The stock will be free and clear of any and all liens, pledges, and encumbrances. There are no other stock or stock equivalents issued or to be issued.

(x) The Company, only if it deems necessary or currently possesses E&O Insurance shall be responsible for the cost until final approval by FINRA and the Company shall give assistance in the transition of the existing policy and/or required documentation for the transfer of the current E&O Insurance of the Company.

(xi) Promptly after 2nd Closing Date, the Company will turn over to the Buyer all of the books, records and documents in such form and detail as may be required or suggested by any of the regulatory agencies regulating licensed broker dealers.

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(xii) The Company shall be responsible for any current pending debt/note(s) held on the books of the Company listed in Appendix I attached hereto this agreement.

Sellers' Indemnification

The Sellers shall indemnify and hold harmless the Buyer with respect to all claims, losses, actions, expenses, errors and/or omissions occurring prior to the final approval of FINRA and change in management. This indemnification shall include, without limitation, any claim, debt, or liability whatsoever asserted against the stock, which arose prior to the Closing, and shall include the Buyer's costs and attorney's fees in defending any such claim. The Sellers shall not be liable for any claims, losses, actions, expenses, errors and/or omissions arising by reason of the Buyer's or representative(s) of the Buyer during minority ownership prior to the final approval of FINRA and change in management.

Buyer's Indemnification

The Buyer shall indemnify and hold harmless the Sellers with respect to all claims, losses, actions, expenses, errors and/or omissions arising by reason of the Buyer's or representative(s) of the Buyer during minority ownership prior to the final approval of FINRA and change in management or the Buyer's change misrepresentation and/or breach of the terms of this agreement. The Buyer, in purchasing this broker-dealer, shall assume all claims, losses, actions, expenses, errors and/or omissions arising by reason of the Buyer or representative(s) of the Buyer during minority ownership prior to the final approval of FINRA and change in management as well as any future liabilities following the approval of FINRA and change in management regardless of the nature and scope of the liabilities of the Company.

NOTICES

This Agreement shall be enforced and interpreted in accordance with the laws of the State of Florida. Personal services in any proceedings shall be made and accepted in the giving of notice as below stated. Any notices, demands, consent or other communications if sent by overnight courier service, shall also be given one day for any related return communication by way of overnight courier service, in each case, addressed to the party as provided below.

- **If to Buyer at: Omega Commercial Finance Corporation 1000 5th Street Suite 200 Miami, FL 33130 Telephone (305) 704-3294**
- **If to Sellers at: Genève International Corporation at 111 Long Wood Avenue, Lakeway TX 78734 Telephone (949) 922-8488**
- **If to Escrow Agent: Nummi & Associates, P.A.(the "Escrow Agent"), whose address is located at 8728 Winsome Way, Land O' Lakes, Florida 34637.**

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF the parties have set their hands and seals this ___14___ day of March, 2014

(Buyer):

Omega Commercial Finance Corporation
1000 5th Street
Suite 200
Miami, FL 33139

By: ______________________
Jon S. Cummings IV, President
3-14-14

(Sellers):

Genève International Corporation
111 Long Wood Avenue
Lakeway TX 78734

By: ______________________
John F. Ryan, President

By: ______________________
Daniel F. Fitzpatrick, Director

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